ADDENDUM TO SIMPLE AGREEMENT FOR FUTURE EQUITY

THIS ADDENDUM TO SIMPLE AGREEMENT FOR FUTURE EQUITY (the "**Agreement**") is made and entered into on [________] [___], 2019 by and between Freedom Internet Group Inc. a Puerto Rico corporation (the "**Company**") and [______________] (the "**Holder**").

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth in this Agreement, the Company and the Holder agree as follows:

1. This Agreement amends and modifies as follows that certain Simple Agreement For Future Equity ("**Safe Agreement**") issued on 2/1/2019 made and entered into by the Company and the Holder.

   A. Section 1.3 of the Safe Agreement is deleted in its entirety and replaced with the following:

      1.3 "**Discount**" means 45%.

   B. Section 2.1 of the Safe Agreement is deleted in its entirety and replaced with the following:

      2.1 Next Equity Financing Conversion. This SAFE will automatically convert into Common Stock upon the closing of the Next Equity Financing subject to the Valuation Cap. The number of Common Shares the Company issues upon such conversion will equal the quotient (rounded down to the nearest whole share) obtained by dividing the Investment Amount by the applicable Conversion Price. At least five (5) days prior to the closing of the Next Equity Financing, the Company will notify the Holder in writing of the terms of the Common Stock that are expected to be issued in such financing.

2. Capitalized terms herein have the same meaning as used in the Safe Agreement unless otherwise noted.

3. All other provisions of the Safe Agreement remain in full force and effect, other than any provision that conflicts with the terms and spirit of this Agreement, which shall be deemed to be amended appropriately in order to be consistent with this Agreement.

[Signature page attached]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

Freedom Internet Group Inc.

By________________________
Name:
Title:
Address:
Email Address:

Agreed to and accepted:

If an *individual*:

____
Name:
Address:

Email Address:

If an *entity*:

____

By__________________________
Name:
Title:
Address:

Email Address: